Exhibit 2
Amendment No. 1 to the Tripartite Agreement
     WHEREAS, Kraton Polymers LLC (the “Company”), a Delaware limited liability company, which is a wholly owned subsidiary of Polymer Holdings LLC, Nicholas G. Dekker (“Mr. Dekker”), and Kraton Polymers France SAS (“Kraton Polymers France”) are parties (the “Parties”) to a Tripartite Agreement dated as of April 9, 2007 (the “Tripartite Agreement”);
     WHEREAS, Mr. Dekker and the Company are parties to an employment contract dated as of April 9, 2007 (the “U.S. Contract”);
     WHEREAS, Mr. Dekker and the Company have executed Amendment No. 1 to the U.S. Contract as of the date hereof; and
     WHEREAS, in connection with execution of Amendment No. 1 to the U.S. Contract, the Parties desire to amend the Tripartite Agreement in the manner set forth below.
     NOW THEREFORE, for good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
     1. Article 4 of the Tripartite Agreement is hereby deleted in its entirety (except to the extent Article 4 references other Articles of the Tripartite Agreement or Sections of the U.S. Contract, which shall continue in full force and effect in accordance of their terms, as may be amended from time to time). The Parties acknowledge and agree that any and all rights and obligations under Article 4 of the Tripartite Agreement are hereafter terminated and that such Article shall cease to be of further effect from and after the date hereof. The Parties further acknowledge and agree that the terms of the U.S. Contract, as amended, shall govern in all respects Mr. Dekker’s right to severance and the treatment of Mr. Dekker’s Incentive Awards, as defined in the U.S. contract, as amended, (including by reference to the original terms of such Incentive Awards), in the event his employment with the Company terminates for any reason.
     IN WITNESS WHEREOF, the Parties have executed this Amendment, effective as of December 19, 2007.

KRATON POLYMERS LLC

/s/ Richard A. Ott

By:	Richard A. Ott
Title:	Vice President Human Resources
Corporate Communication

NICHOLAS G. DEKKER

/s/ Nicholas G. Dekker

KRATON POLYMERS FRANCE SAS

/s/ Joseph J. Waiter

By:	Joseph J. Waiter
Title:	Director